Exhibit 10.1
Note: English Translation of Final Form of Chinese Language Agreement
Equity Transfer Agreement Between Sunstone Pharma (Tangshan City) and Beijing Enhao Technology
Development Co, Ltd., on Transfer of Equity in Zhangjiakou Shengda Pharmaceutical Co., Ltd.
Date: December 19, 2008

Contents

Article One	Definitions

Article Two	Transfer of Equity

Article Three	Statement and Warranty of Assignor

Article Four	Statement and Warranty of Assignee

Article Five	Effectiveness and Liability for Breach of this Agreement

Article Six	Settlement of Disputes

Article Seven	Non-transferability

Article Eight	Notification

Article Nine	Entry into Effect and Miscellaneous Provisions

Article Ten	Text of Agreement

Agreement on Equity Transfer
     This agreement is hereby made and entered into by and between the following two parties on December 19, 2008 in Tangshan City, Hebei Province.
Assignee: Sunstone Pharma (Tangshan)
Registration Address: No. 139, Huoju Road, High-Tech Development Zone
Legal Representative: Han Zhiqiang
Fax: 0315   3177876
Telephone: 0315   3177872
Assignor: Beijing Enhao Technology Development Co, Ltd.,
Registration Address:
Legal Representative
Fax:
Telephone:
     Beijing Enhao Technology Development Co, Ltd., (hereinafter referred to as Enhao) hereby agrees to transfer part of its equity in Zhangjiakou Shengda Pharmaceutical Co., Ltd. (hereinafter referred to as Shengda). Sunstone Pharma (Tangshan) (hereinafter referred to as Sunstone) intends to receive and accept the said equity. In accordance with the relevant laws and rules of the People’s Republic of China, the both parties hereby, through amicable negotiation and based on the mutual equity and benefit, agree to the following terms and conditions for mutual fulfillment and compliance:

Article One Definitions
     Unless otherwise specified in the agreement, the following terms in this agreement shall be deemed as:

This Agreement:	Referring to this Equity Transfer Agreement made and entered into by the Assignor and Assignee on , 2008 in Tangshan City, Hebei Province.

Assignee:	Referring to Sunstone Pharma (Tangshan)

Assignor:	Referring to Beijing Enhao Technology Development Co, Ltd.,

Shengda:	Referring to Zhangjiakou Shengda Pharmaceutical Co., Ltd.

Transfer:	Referring to the Assignor transferring part of its legal share rights in Shengda to the Assignee

Equity transfer:	Referring to 50% of Shengda’s registered capital held by the Assignor

Both Parties:	Referring to the Assignor and Assignee

Signing Date:	Referring to the date on which both parties sign this agreement

Effective Date	Referring to the date on which this agreement is approved by Zhang Jiakou Bureau of Commerce

Accounting Statement:	Referring to Shengda’s Balance Sheet, Income Statement, Statement of Cash Flow

Normal Commercial Activities:	Referring to the following activities: (l) the activities that are in consistence with the past ones and occurring in normal daily affairs 2 the activities that do not require the confirmation by the board of directors.
Article Two Equity Transfer
     2.1 Transfer Object

     2.1.1 The General Introduction to Shengda
     Shengda was founded on August 15, 2002 with the approval of Zhang Jiakou Foreign Economy and Trade Cooperation Bureau which issued No. 20 Foreign Economy and Trade Document (the number of the Approval Certificate of Enterprises With Foreign Investment is JIZHANGZI[2002]00006). The company has obtained Corporate business license from Zhang Jiakou Administration of Industry and Commerce. Located in No. 24, Jianguo Road, Zhang Jiakou City, Shengda is a Sino-foreign joint venture corporation with a contract period of 30 years, registered capital of US$1,200,000 and total investment of US$1,700,000.
     Presently Shengda has three shareholders and their respective names, investments and share proportions are:
     Beijing Enhao Technology Development Co, Ltd., investing US$600,000 and holding 50% of total capitalization;
     Zhang Jiakou Pharmaceutical Co., investing US$300,000 and holding 25% of total capitalization;
     High-Land Co., investing US$300,000 and holding 25% of total capitalization.
     2.1.2 Proportion of Equity Transfer
     In accordance with the terms stipulated in this agreement, 50% of Shengda’s shares held by the Assignor as well as the pertinent rights and interests shall be transferred to the Assignee on the account day.
     2.2 Transfer Price and Payment
     2.2.1 The price of the equity to be transferred hereunder is determined at RMB  20,000,000.(Twenty Million RMB Yuan)
     2.2.2 Payment
     2.2.2.1 Within15 working days upon the signing of this agreement by both parties hereto, the Assignee shall make payment to the Assignor 30% of this transfer price as stipulated herein, which shall be RMB  6,000,000 to the account designated by the Assignor.
     Within15 working days upon the signing of this agreement by both parties hereto, the both parties shall apply with the commercial authorities and industry & commerce administration for equity transfer approval and required formalities concerning share rights transfer.

     2.2.2.2 Within 10 months upon the completion of this equity transfer, the Assignee shall make full payment of the rest RMB  14,000,000 to the Assignor in five equal installments (which shall be carried out every two months with RMB  2,800,000 each time and provided the expiry date coincides with the national holiday, it shall be extended to the next working day).
     After the completion of this transfer, no matter for what reason the Assignee fails to pay off the rest equity transfer payment within designated period, the Assignee shall bear the liability of breaching contract as stipulated in clause 5.3 of the fifth article, and the Assignor shall have the right to require the Assignee to transfer the transferred equity back to the Assignor. With 15 working days upon the re-transfer, after deducing the relevant liquidated damages, the Assignor shall return to the Assignee all of the transfer payment paid by the Assignee.
     2.3 Account Day
     Both parties hereto shall finish the required formalities required for this equity transfer with Administration of Industry and Commerce after receiving the approval of the relevant authorities (including but not limited to the commerce authorities in Zhang Jiakou City and Hebei Province). The day finishing this equity transfer shall be deemed as the account day for this equity transfer.
     2.4 The Obligations of Document Provision
     2.4.1 The Assignor’s Obligations
     The Assignor shall provide the Assignee with the photocopies of the following documents which are included but not limited to the items mentioned hereunder (the original documents shall be checked by the Assignee) before the Assignee pays the down-payment:
     2.4.1.1 Share rights document  Capital Contribution Certificate  ; company’s constitution; the relative documents like Joint Venture Contract, Legal Representative Certificate, License, Drug Manufacturing Certificate, Tax Registration Certificate, Document of Drug Approval Number, GMP Certificate, etc.,;
     2.4.1.2 The Assignee shall produce as the share holder of Shengda undertaking for furnishing truthful, accurate, and complete information for all of the relevant documents provided;

          Prior to both parties going through the transfer formalities with the Administrative of Industry and Commerce, the Assignor shall provide the Assignee with the following documents which are included but not limited to the items mentioned hereunder:
     2.4.1.3 The government authorities’ approvals concerning this equity transfer and the resolutions approving this equity transfer made by the both parties’ share holders’ meetings and boards of directors;
     2.4.1.4 The agreements on associate business signed by the Assignor and Shengda which are being executed presently;
     2.4.1.5 Shengda’s former three fiscal years’ financial statements which have been audited by the independent auditory institutions, this fiscal year’s financial statements from January to October, the relevant operation planning, the Future Three Years’ Planning (or similar documents);
     2.4.1.6 Shengda’s Organization Structure Map, employee list, all the regulations, patents granted, trade marks, real estate certificate, land use certificate, major contracts, statements of the external guaranty and pawn, statements of major lawsuits, arbitrations or penalties by government authorities, government documents concerning tax preferential policies, statements of tax arrears;
     2.4.1.7 All of the documents concerning this equity transfer required by Administration of Industry and Commerce;
     2.4.1.8 Other legal and financial documents regarding this transfer.
     2.4.2 The Assignee’s Obligations
     The Assignee shall provide promptly at the Assignor’s demands the documents hereunder listed:
     2.4.2.1 Confidentiality Warranty;
     2.4.2.2 The documents concerning the application for approval and transfer of the equity which have been stipulated by the commerce authority and administration of industry and commerce to be provided by the Assignee;
     2.4.2.3 The resolutions approving this equity transfer made by the Assignee’s board of directors

     2.5 Amendments
     Any possible amendments hereby shall be deemed as the amendments which are made to the relevant articles in this agreement in case of arising during the period between the signing day and account day any major events which are inconsistent with the situation when this agreement is signed.
Article Three The Statements and Guarantees by Assignor
     3.1 Legality
     3.1.1 The Assignor shall be a legal equity holder and controlling share holder of the equity to be transferred, an independent legal person established legally and having rights to engage in transactions concerning this transfer. The Assignor shall be fully entitled to signing and executing this agreement.
     3.1.2 As of the date of signing this agreement, all of the approvals, agreements, authorizations and permissions that are required by laws and rules for manufacturing and operation shall have been obtained and be sustained effective by Shengda. The Assignor, as the company’s controlling share holder, shall be fully aware that the Shengda is free from involvement in no major activities illegal or activities against the rules.
     3.2 Obtainment of Financial and Taxation Information
     Provided that the Assignee has produced confidentiality warranty and the action is in consistence with the relevant laws and rules, the Assignor shall assist and support the Assignee in obtaining from Shengda the detailed relevant financial statements and records concerning this fiscal year, taxation information, the past three years’ tax inspection documents and duty paid certificates. However, the Assignee shall undertake not to put the above mentioned materials in self-using to get any illegal benefits.
     3.3 The Rights of the Third Party
     As of the date of signing this agreement, the equity in Shengda held by the Assignor shall not have any defects in terms of rights, shall not be mortgaged, guaranteed, frozen or involved in any other forms of the third party rights or relevant obligations; Shengda shall have no unreleased potential debts or debts. Otherwise, any losses that may incur to the Assignee due to the above mentioned causes shall be borne by the Assignor
     3.4 During the period between this agreement’s signing day and account day, except for Shengda’s normal commercial activities, the Assignor shall undertake as the company’s controlling share holder that the following events shall not occur unless having secured the Assignee’s written consent. Otherwise, the Assignee shall have the rights to terminate unilaterally this agreement as well as to demand compensation from the Assignor:
     3.4.1 The major changes in Shengda’s share rights structure
     3.4.2 The changes in Shengda’s corporation constitutions (except the normal changes in Industry and Commerce Registration items)
     3.4.3 Donation and property transfer without compensation; intentional or negligent concealing, removing, damaging or losing Shengda’s capital and/or assets, signing contracts or contractive documents that abandon or damage Shengda’s rights;
     In order to secure Shengda’s normal operation during the transfer period, the Assignor shall undertake that within 7 days upon signing this agreement, the Assignor shall entrust as shareholder Shengda’s directors to hold meeting and approve the personnel nominated by the Assignee to participate in Shengda’s management. Besides adhering to the normal procedures, Shengda shall also secure the signature or written consent from the personnel designated by the Assignee prior to using the official seal, financial seal or legal representative’s seal, to signing contract and to approving daily expenditures. The Assignee shall have the rights to deduct after auditing the correspondent amount from the payment which has been made to the Assignor for any loss incurred in the said activities without the designated personnel’s approval.
     3.4.4 Changing Shengda’s accounting system and financial statement presentation (except otherwise that the changes are made in consistence with the relevant rules by Ministry of Finance); Shengda’s profit allocation or dividend payment without the Assignee’s written consent.
     3.4.5 Shengda providing guarantee, mortgage or the third party rights for the third party debts besides the company’s existing debts, the existing third party rights and normal debts incurred upon signing this agreement.

     3.4.6 Existence of issues concerning Shengda which have not been revealed to the Assignee and whose revelation may generate enough influence in the Assignee’s decision to sign this agreement.
     3.4.7 The Assignor’s share rights being frozen. Provided that this event happens, the Assignor shall bear the obligations to remove the freezing prior to day the first installment of transfer payment is made by the Assignee.
     3.5 Warranty of Truthful Guarantee
     The Assignor shall not make in this agreement any statements or guarantees that intentionally mislead or deceive the Assignee. The Assignor shall undertake to bear any loss incurred to the Assignee due to the inconsistence between the promised items and true situation.
     3.6 Application and Approval
     Upon signing this agreement, the Assignor and Assignee shall work together to apply with the government authorities of Zhang Jiakou City for all the relative formalities concerning this equity transfer.
     3.7 Relevant Taxation and Fees
     The payment of relevant expenses concerning the application, transfer, alternation in registration of this equity transfer shall be paid in accordance with the country’s rules. In case of absence of such relevant rules, the payment shall be settled through friendly consultations by both parties.
     3.8 Exclusive Negotiation
     Throughout the period from the day signing this agreement to the day equity being transferred, the Assignor shall undertake that except with the Assignee it shall not involve in any negotiation with any other party on the issues concerning this equity transfer.
     3.9 Special Undertake: the Assignor agrees that the Assignee shall have the rights to entrust independent auditory institution to audit Shengda’s finance situation. Provided that the substantial difference arises between the audited statistics and Shengda’s financial statements provided by the entrusting party, both parties hereto shall agree to re-determine the transfer price.
Article Four Statement and Warranty of Assignee
     4.1 Legality
     4.1.1 The Assignee shall be a legally registered and operating independent legal entity and hereby shall willingly sign this agreement with the Assignor with full awareness of its legal liability.
     4.1.2 The Assignee shall have the legal qualifications as the subject receiving and accepting the equity transferred. Provided a legal transfer of the equity to the Assignee can not be carried out due to the Assignee’s faults, the Assignee shall bear the compensation liability for any losses incurred to the Assignor.
     4.1.3 The Assignee’s capital to receive and accept the equity transferred shall be legally self-owned capital which shall be transacted on its own will and be free from any revealed or unrevealed agreements or arrangements and the payment can be made to the Assignor at the appointed time as stipulated herein.
     4.2 Procuring Approval
     4.2.1 Assisting the Assignor in finishing relevant applications;
     4.2.2 Assisting the Assignor in procuring relevant approvals for this equity transfer.
Article Five Effectiveness and Liability for Breach of this Agreement
     5.1 Binding Force
     5.1.1 Once formally entered into, this agreement shall have binding force for both parties hereto. The articles in this agreement shall be fully performed by both parties hereto except otherwise such failure is resulted from failure in procuring the government approvals or Force Majeure. Either party shall be held as constituting a breaching of this agreement if it fails to perform this agreement or fails to observe the terms stipulated herein and the breaching party shall be held liable for indemnification in a proper manner against any direct economic loss that may cause to the observing party. The observing party shall be entitled to request the breaching party to fulfill this agreement in a continuous manner.
     5.1.2 Any action by either party hereto which impedes this agreement from coming into effect shall constitute a breaching of this Agreement,
     5.2 The Assignor’s Penalty Fees
     5.2.1 Provided that the Assignor fails to carry out its equity transfer obligations as stipulated herein upon securing government’s approvals, it shall pay back to the Assignee within ten days since the occurrence of breach all of the payment that has been made by the Assignee and the amount of 20% of the payment that has been made by the Assignee shall be paid as the penalty fees. Provided that the payment is made over 10 days since the occurrence of breach, the penalty fees for each day overdue which shall be three times of the bank’s interest levied on one year loan shall be paid by the Assignor starting from the 11th day.
     5.2.2 Provided that the failure of transfer stems from failure to procure approvals from the Provincial Government of Hebei and/or its relevant departments, and/or the City Government of Zhang Jiakou and/or its relevant departments, the Assignor shall be exempted from any breach liabilities. The Assignor shall return fully the payment made by the Assignee within 10 days. Provided that it returns the payment after 10 days, the Assignor shall pay the penalty fees for each day overdue starting from the 11th day which shall be three times of the bank’s interest levied on one year loan.
     5.2.3 This agreement shall be terminated if this equity transfer has not be approved prior to December 31, 2008 (the accurate date shall be determined through negotiation) and the Assignor shall return the payment that has been made within 7 days upon both parties signing the termination agreement. Provided that it returns the payment after 7 days, the Assignor shall pay the penalty fees for each day overdue starting from the 8th day which shall be three times of the bank’s interest levied on one year loan. If they determine to extend, the both parties hereto shall negotiate to solve the issue.
     5.3 The Assignee’s Penalty Fees

     Provided that it fails to make payments as stipulated in this agreement over 7 days, an amount of 0.03% shall be paid as the penalty fees for each day overdue to the Assignor by the Assignee. If the overdue time exceeds 20 days, the Assignor shall have the rights to request the Assignee to pay an overdue penalty fee which equals to 20% of total payment.
Article Six Settlement of Disputes
     All the disputes arising from or in connection with the fulfillment of this agreement shall be settled through amicable consultations by both parties hereto. In case no settlement through consultation can be reached within 30 days, the disputes shall be submitted to the People’s Court that has the jurisdiction over the issue.
Article Seven Non-transferability
     Unless the both parties hereto provide written consents, the Assignor and the Assignee shall not allocate or transfer any rights and/or obligations in this agreement.
Article Eight Notification
     8.1 In case that any events that may conflict or lead to conflict with this agreement, either party shall notify the other party as soon as possible and submit the written documents to the other party as soon as possible.
     Herein this agreement, the effective confirmations of notification include the written materials such as Letter of Confirmation, Introduction of Events, Memo, Meeting Report, etc.,
     8.2 The written notification, whether in forms of registered letter, EMS or delivery by assigned personnel, shall be confirmed after signing for receipt.
     8.3 Except the above mentioned approaches, telephone conversation, fax or any other communication approaches shall not be recognized as legally effective notification approaches.

Article Nine Entry into Effect and Miscellaneous Provisions
     9.1 Entry into Effect
     This agreement shall be signed by both parties’ legal representatives or their authorized representatives and affixed with official seals. This agreement shall enter into effect as of the date of approval of this equity transfer by Commerce Bureau of Zhang Jiakou City.
     9.2 Open Information Revealing
     Any information concerning this transfer shall be deemed as confidential commercial information and all parties participating in this agreement shall be required to keep confidential of any information involved herein. Any revealing of information shall be conducted in accordance with relevant laws and rules. Either party shall not openly reveal any information concerning this transfer without the other party’s consent (the Assignor undertakes that Shengda shall bear the obligations stipulated in this article).
     9.3 Total Agreement and Amendments
     This agreement shall be governed and construed by the relevant laws and rules of People’s Republic of China and shall not be not be limited or restricted by any other factors. Any alternation to this agreement shall be made effective only with the confirmation by and between both parties hereto
     9.4 Conflict with Laws
     If any terms stipulated in this agreement conflicts with country’s laws and rules or the regulations stipulated by the relevant departments like Ministry of Commerce, State Food and Drug Administration, Ministry of Finance, these terms shall be governed and construed by the relevant laws, rules and regulations.
Article Ten Text and Supplementary Agreement
     This agreement has been made out in sextuplicate. Each Party shall hold two copies of the text and two copies of the text shall be submitted to the relevant government authorities (when required). After signing the agreement, both parties are entitled to signing the supplementary agreement which shall have the same legal effect.

     Assignee: Sunstone Pharma (Tangshan)
     Legal Representative (or authorized representative):
     Date:
     Assignor: Beijing Enhao Technology Development Co, Ltd.,
     Legal Representative (or authorized representative):
     Date: